UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

United States Steel Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following email was sent to employees of United States Steel Corporation on March 15, 2024:

From: Office of the CEO
Subject: Stay Focused and Keep Doing a Great Job!
Date: Friday, March 15, 2024 8:33:25 AM
Attachments: image001.png
USS - NSC DBB Letter 03-15-24, NSC statement.pdf


U. S. Steel
David B. Burritt
PRESIDENT & CHIEF EXECUTIVE OFFICER

TO: All U.S.-based employees

DATE: March 15, 2024

Dear Colleagues:

You are doing a great job every day, putting safety first, protecting our environment, and delighting customers with our high-quality mined, melted and made in America steels. Thank you!

As I have said, our pending transaction with Nippon Steel (NSC) is a great one for you and your families. It will mean that your jobs are protected, and that U. S. Steel will have resources to invest in our future.

As you would expect, a deal of this magnitude has attracted interest from outside our company. There is a lot of commentary out there – I know you've heard some of it. But I want to assure you, I remain confident in this deal because I believe that it is truly the best deal for American steel – best for all of our employees, best for our customers, best for our stockholders and best for our country. As we said on Wednesday in our joint statement with NSC, we will continue to advocate for this deal, and we are confident that fair and thoughtful evaluation will result in its approval. I am also sharing NSC's statement (attached) which reinforces their commitment to see the deal through close.

If you have any questions about the transaction, I encourage you to reach out to your supervisor, who can pass along your feedback to the appropriate SLT member. We also have a terrific website about the deal, bestdealforamericansteel.com, that I hope you will visit for more information and to sign up to receive updates when new information is posted.

In the meantime, please do what you do best: focusing on what you can control and continuing to produce the world's best steels, all while putting safety first.

Now let's get back to work…safely.

Statement About Acquisi�on of United States Steel Corpora�on March 15, 2024 Our transac�on delivers clear benefits to U. S. Steel, union workers, the broader American steel industry, and American na�onal security. Through increased financial investment and the contribu�on of our advanced technologies to U. S. Steel, Nippon Steel will advance American priori�es by driving greater quality and compe��veness for customers in the cri�cal industries that rely on American steel while strengthening American supply chains and economic defenses against China. No other U.S. steel company on its own can meet this challenge while also mee�ng an�trust requirements. Our aim is to bolster and grow U. S. Steel in the U.S. market in a way that priori�zes its talented employees, and we have provided significant commitments to the USW in our con�nued efforts to reach a mutually agreeable resolu�on. These include job security, pension security, capital investment, technology sharing, financial repor�ng, and the ability to enforce contractual obliga�ons post-closing. Nippon Steel is the right partner to ensure that U. S. Steel is successful for genera�ons to come as an iconic American company. We are progressing through the regulatory review, including CFIUS, while trus�ng the rule-of-law, objec�vity, and due process we expect from the U.S. Government. We are determined to see this through and complete the transac�on. Addi�onal Informa�on on Background • Nippon Steel has been a friend of the U.S. for over 70 years by impor�ng metallurgical coal from U. S. states such as PA, WV, VA, and AL, and we look forward to extending this friendship long into the future through this transac�on. • Wheeling Nippon Steel, a 100% subsidiary of Nippon Steel, is one of the major customers for U. S. Steel’s Mon Valley works in PA. • We have been successfully opera�ng facili�es with approximately 4,000 American employees, including 620 employees represented by USW (such as Standard Steel in Burnham, PA, and Wheeling Nippon Steel in Follansbee, WV. • Wheeling Nippon Steel has a successful track record going back over 40 years, a�er Wheeling Pitsburgh went into bankruptcy and became 100% subsidiary of Nippon Steel with USW represented employees. • As part of our proposal to the USW, at the close of the transac�on we will commit that U. S. Steel would addi�onally invest $1.4B, increase the current CBA by over 140%, and there will be no layoffs or plant closures as a result of the transac�on.

The following materials were first posted by United States Steel Corporation to its internal company news application, X App, on March 15, 2024:

3.15.24 8:30 AM ET 1 USS Associate Letter re: staying focused 2 Version posted to X App platform for employees 3 4 Date & time posted: March 15, 2024, 8:30 a.m. Eastern 5 6 Headline: Burritt: Stay Focused and Keep Doing a Great Job! 7 8 Visual: 9 10 11 12 Description: Click to read a message from President & CEO Dave Burritt with some important reminders 13 for all employees. 14 15 Body copy: 16 17 Dear Colleagues: 18 19 You are doing a great job every day, putting safety first, protecting our environment, and delighting 20 customers with our high-quality mined, melted and made in America steels. Thank you! 21 22 As I have said, our pending transaction with Nippon Steel (NSC) is a great one for you and your families. 23 It will mean that your jobs are protected, and that U. S. Steel will have resources to invest in our future. 24 25 As you would expect, a deal of this magnitude has attracted interest from outside our company. There is 26 a lot of commentary out there – I know you’ve heard some of it. But I want to assure you, I remain 27 confident in this deal because I believe that it is truly the best deal for American steel – best for all of 28 our employees, best for our customers, best for our stockholders and best for our country. As we said 29 on Wednesday in our joint statement with NSC, we will continue to advocate for this deal, and we are 30 confident that fair and thoughtful evaluation will result in its approval. I am also sharing NSC’s statement 31 (attached) which reinforces their commitment to see the deal through close. 32 33 If you have questions about the transaction, I encourage you to reach out to your supervisor, who can 34 pass along your feedback to the appropriate SLT member. We also have a terrific website about the 35 deal, bestdealforamericansteel.com, that I hope you will visit for more information and to sign up to 36 receive updates when new information is posted. 37

3.15.24 8:30 AM ET 38 In the meantime, please do what you do best: focusing on what you can control and continuing to 39 produce the world’s best steels, all while putting safety first. 40 41 Now let’s get back to work … safely. 42 43 Best, 44 45 Dave

Statement About Acquisi�on of United States Steel Corpora�on March 15, 2024 Our transac�on delivers clear benefits to U. S. Steel, union workers, the broader American steel industry, and American na�onal security. Through increased financial investment and the contribu�on of our advanced technologies to U. S. Steel, Nippon Steel will advance American priori�es by driving greater quality and compe��veness for customers in the cri�cal industries that rely on American steel while strengthening American supply chains and economic defenses against China. No other U.S. steel company on its own can meet this challenge while also mee�ng an�trust requirements. Our aim is to bolster and grow U. S. Steel in the U.S. market in a way that priori�zes its talented employees, and we have provided significant commitments to the USW in our con�nued efforts to reach a mutually agreeable resolu�on. These include job security, pension security, capital investment, technology sharing, financial repor�ng, and the ability to enforce contractual obliga�ons post-closing. Nippon Steel is the right partner to ensure that U. S. Steel is successful for genera�ons to come as an iconic American company. We are progressing through the regulatory review, including CFIUS, while trus�ng the rule-of-law, objec�vity, and due process we expect from the U.S. Government. We are determined to see this through and complete the transac�on. Addi�onal Informa�on on Background • Nippon Steel has been a friend of the U.S. for over 70 years by impor�ng metallurgical coal from U. S. states such as PA, WV, VA, and AL, and we look forward to extending this friendship long into the future through this transac�on. • Wheeling Nippon Steel, a 100% subsidiary of Nippon Steel, is one of the major customers for U. S. Steel’s Mon Valley works in PA. • We have been successfully opera�ng facili�es with approximately 4,000 American employees, including 620 employees represented by USW (such as Standard Steel in Burnham, PA, and Wheeling Nippon Steel in Follansbee, WV. • Wheeling Nippon Steel has a successful track record going back over 40 years, a�er Wheeling Pitsburgh went into bankruptcy and became 100% subsidiary of Nippon Steel with USW represented employees. • As part of our proposal to the USW, at the close of the transac�on we will commit that U. S. Steel would addi�onally invest $1.4B, increase the current CBA by over 140%, and there will be no layoffs or plant closures as a result of the transac�on.

The following materials were first displayed by United States Steel Corporation on digital screens in the company’s facilities on March 15, 2024:

Burritt: Stay Focused and Keep Doing a Great Job! Read a new message from Dave Burritt with some important reminders for all employees about our proposed transaction with Nippon Steel.

Additional Information and Where to Find It

This communication relates to the proposed transaction between the United States Steel Corporation (the “Company”) and Nippon Steel Corporation (“NSC”). In connection with the proposed transaction, the Company has filed and will file relevant materials with the United States Securities and Exchange Commission (“SEC”), including the Company’s proxy statement on Schedule 14A (the “Proxy Statement”), a definitive version of which was filed with the SEC on March 12, 2024. The Company commenced disseminating the definitive Proxy Statement to stockholders of the Company on or about March 12, 2024. The Company may also file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the Proxy Statement or for any other document that may be filed with the SEC in connection with the proposed transaction. The proposed transaction will be submitted to the Company’s stockholders for their consideration. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT (A DEFINITIVE FILING OF WHICH HAS BEEN MADE WITH THE SEC), AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, NSC AND THE PROPOSED TRANSACTION.

The Company’s stockholders will be able to obtain free copies of the definitive Proxy Statement, as well as other documents containing important information about the Company, NSC and the proposed transaction once such documents are filed with the SEC, without charge, at the SEC’s website (www.sec.gov). Copies of the Proxy Statement and the other documents filed with the SEC by the Company can also be obtained, without charge, by directing a request to United States Steel Corporation, 600 Grant Street, Suite 1884, Pittsburgh, Pennsylvania 15219, Attention: Corporate Secretary; telephone 412-433-1121, or from the Company’s website www.ussteel.com.

Participants in the Solicitation

NSC, the Company and their directors, and certain of their executive officers and employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in respect of the proposed transaction. Information regarding the directors and executive officers of the Company who may, under the rules of the SEC, be deemed participants in the solicitation of the Company’s stockholders in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, a definitive version of which was filed with the SEC on March 12, 2024. Information about these persons is included in each company’s annual proxy statement and in other documents subsequently filed with the SEC, and was included in the definitive version of the Proxy Statement filed with the SEC. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains information regarding the Company and NSC that may constitute “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 and other securities laws, that are subject to risks and uncertainties. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in those sections. Generally, we have identified such forward-looking statements by using the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “target,” “forecast,” “aim,” “should,” “plan,” “goal,” “future,” “will,” “may” and similar expressions or by using future dates in connection with any discussion of, among other things, statements expressing general views about future operating or financial results, operating or financial performance, trends, events or developments that we expect or anticipate will occur in the future, anticipated cost savings, potential capital and operational cash improvements and changes in the global economic environment, the construction or operation of new or existing facilities or capabilities, statements regarding our greenhouse gas emissions reduction goals, as well as statements regarding the proposed transaction, including the timing of the completion of the transaction. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. Forward-looking statements include all statements that are not historical facts, but instead represent only the Company’s beliefs regarding future goals, plans and expectations about our prospects for the future and other events, many of which, by their nature, are inherently uncertain and outside of the Company’s or NSC’s control. It is possible that the Company’s or NSC’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Management of the Company or NSC, as applicable, believes that these forward-looking statements are reasonable as of the time made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. In addition, forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Company’s or NSC’s historical experience and our present expectations or projections. Risks and uncertainties include without limitation: the ability of the parties to consummate the proposed transaction on a timely basis or at all; the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement and plan of merger relating to the proposed transaction (the “Merger Agreement”); the possibility that the Company’s stockholders may not approve the proposed transaction; the risks and uncertainties related to securing the necessary stockholder approval; the risk that the parties to the Merger Agreement may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all; risks related to disruption of management time from ongoing business operations due to the proposed transaction; certain restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities or strategic transactions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the Company’s common stock or NSC’s common stock or American Depositary Receipts; the risk of any unexpected costs or expenses resulting from the proposed transaction; the risk of any litigation relating to the proposed transaction; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of the Company or NSC to retain customers and retain and hire key personnel and maintain relationships with customers, suppliers, employees, stockholders and other business relationships and on its operating results and business generally; and the risk the pending proposed transaction could distract management of the Company. The Company directs readers to its Quarterly Report on Form 10-Q for the quarter ended September 30, 2023 and Form 10-K for the year ended December 31, 2023, and the other documents it files with the SEC for other risks associated with the Company’s future performance. These documents contain and identify important factors that could cause actual results to differ materially from those contained in the forward-looking statements. Risks related to NSC’s forward-looking statements include, but are not limited to, changes in regional and global macroeconomic conditions, particularly in Japan, China and the United States; excess capacity and oversupply in the steel industry; unfair trade and pricing practices in NSC’s regional markets; the possibility of low steel prices or excess iron ore supply; the possibility of significant increases in market prices of essential raw materials; the possibility of depreciation of the value of the Japanese yen against the U.S. dollar and other major foreign currencies; the loss of market share to substitute materials; NSC’s ability to reduce costs and improve operating efficiency; the possibility of not completing planned alliances, acquisitions or investments, or such alliances, acquisitions or investments not having the anticipated results; natural disasters and accidents or unpredictable events which may disrupt NSC’s supply chain as well as other events that may negatively impact NSC’s business activities; risks relating to CO2 emissions and NSC’s challenge for carbon neutrality; the economic, political, social and legal uncertainty of doing business in emerging economies; the possibility of incurring expenses resulting from any defects in our products or incurring additional costs and reputational harm due to product defects of other steel manufacturers; the possibility that we may be unable to protect our intellectual property rights or face intellectual property infringement claims by third parties; changes in laws and regulations of countries where we operate, including trade laws and tariffs, as well as tax, environmental, health and safety laws; and the possibility of damage to our reputation and business due to data breaches and data theft. All information in this communication is as of the date above. Neither the Company nor NSC undertakes any duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s or NSC’s expectations whether as a result of new information, future events or otherwise, except as required by law.